EXHIBIT  99.1

For Immediate Release:

                       INTERNATIONAL ISOTOPES INC EXPANDS
                           PRODUCTS FOR CANCER THERAPY

Denton, TX, April 27, 1998 -- International Isotopes Inc (Nasdaq: INIS, BSE:
ITL) (I3), a producer of radioisotopes, pharmaceutical grade radiochemicals and contract manufacturing of radiopharmaceuticals and devices, today announced the acquisition of MAC Isotopes Inc. (Idaho) from MACTEC Inc. of Colorado. The MAC Isotopes Inc. name was changed to International Isotopes Idaho Inc (I4) and will operate as a wholly owned subsidiary under the direction of Mr. Steve Laflin Vice President and General Manager.

This acquisition complements our production capabilities and brings us one step closer to our business plan of becoming the premier supplier of radioisotopes for the production of diagnostics and therapeutics radiopharmaceuticals, said Carl W. Seidel, President and CEO of International Isotopes Inc "I4 is a profitable operation that immediately brings us over $3 million in revenues, which we believe can be significantly increased in the near future."

International Isotopes Idaho Inc is a premier supplier of Ir-192 used in remote loaded brachytherapy treatment of various cancers, primarily cancer of the cervix. The Company also produces Co-60 for use in the General Electric "gamma knife" used for the precise external beam of irradiation of inoperable brain tumors and Sr-89 for bone cancer pain palliation. The Company will produce other neutron rich radioisotopes which are currently in demand and primarily supplied by foreign sources.

International Isotopes Inc has obtained in the acquisition exclusive long term contracts for the utilization of the Department of Energy ATR (Advanced Test Reactor) facility in Idaho which will be used by International Isotopes Idaho Inc for the production of high specific activity medical radioisotopes used in diagnostics and therapy of cancer and various diseases. MAC Isotopes had been the first successful privatization of a DOE facility for the production of radioisotopes for commercial use and could be the model for future privatization.

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International Isotopes Inc intends to expand the capabilities of the operations of International Isotopes Idaho Inc to provide I-125, Gd-153, Y-90, Ba-133, Ni-63 and other radioisotopes.

International Isotopes Inc is nearing completion of its LINAC Radioisotope Production facilities in Denton, Texas and the up-grade of the LINAC which it acquired from the Superconducting Super Collider project. The LINAC Radioisotope Production facility will commence an initial operation in August of 1998 and full operation in the fall of 1998 and will provide the most powerful, efficient and versatile facility for the production of a wide range of radioisotopes used in nuclear medicine. International Isotopes Idaho Inc provides a complementary facility and experienced staff for producing neutron rich radioisotopes.

International Isotopes Inc plans to be the premier supplier of radioisotopes for the production of diagnostic and therapeutic radiopharmaceuticals for the nuclear medicine industry. The Company and its internationally recognized management team are also developing instrumentation for radiation therapy and medical imaging.

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules set forth in the prospectus, development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.